Exhibit 99.4

Offer to Exchange

Each Outstanding Ordinary Share

of

Ziggo N.V

by

LGE HoldCo VII B.V.,

a wholly-owned subsidiary of

LIBERTY GLOBAL PLC

THE OFFER PERIOD AND WITHDRAWAL RIGHTS COMMENCED AT 9:00 A.M. CET ON JULY 2, 2014 AND WILL EXPIRE AT 5:40 P.M. CET (11:40 A.M. EST) ON SEPTEMBER 10, 2014, UNLESS THE OFFER IS EXTENDED BY THE OFFEROR.

August     , 2014

To Banks, Brokers or Other Financial Intermediaries that are either members of Euronext Amsterdam or hold shares through an Admitted Institution:

We have been appointed by LGE HoldCo VII B.V. (the “Offeror”), a private limited liability company incorporated under the laws of the Netherlands and an indirect wholly-owned subsidiary of Liberty Global plc (“Liberty Global”), to act as information agent in connection with its offer to exchange EUR11.00 in cash (without interest) and 0.2282 of a Liberty Global class A ordinary share, nominal value $0.01 per share (“Liberty Global A Share”), and 0.5630 of a Liberty Global class C ordinary share, nominal value $0.01 per share (“Liberty Global C Share”) (such amount in cash and shares, the “Offer Consideration”) for all issued and outstanding ordinary shares with a nominal value EUR1.00 per share (“Ziggo ordinary shares”) in the capital of Ziggo N.V., a public limited liability company incorporated under the laws of the Netherlands (“Ziggo”), not owned by the Offeror or its affiliates or to which the Offeror is entitled (gekocht maar niet geleverd) at the Acceptance Closing Date (as defined below), upon the terms and subject to the conditions set forth in the Offer Memorandum, dated June 27, 2014 (together with any amendments or supplements thereto, the “Offer Memorandum”), and the preliminary prospectus/offer to exchange (together with any amendments or supplements thereto, the “Prospectus/Offer to Exchange”), originally filed as part of a Registration Statement on Form S-4 (the “Registration Statement”) under the US Securities Act of 1933, as amended (the “’33 Act”) with the United States Securities and Exchange Commission (the “SEC”) on June 27, 2014. The Registration Statement has been filed by Liberty Global with the SEC in order to register the Liberty Global A Shares and the Liberty Global C Shares forming part of the Offer Consideration under the ’33 Act, in order to make the shares eligible for immediate trading in the United States on the NASDAQ Global Select Market. Under rules promulgated by the SEC, the Prospectus/Offer to Exchange is to be delivered to US securityholders.

The Offer is not subject to any financing condition. There are a number of conditions (the “Offer Conditions”) that must be satisfied or, where permissible, waived before the Offeror will be obligated to accept and pay for the Ziggo ordinary shares tendered into the Offer, including the number of Ziggo ordinary shares validly tendered into the Offer and not properly withdrawn, together with the number of Ziggo ordinary shares owned, directly or indirectly, or which have been committed in writing to the Offeror or its affiliates or to which the Offeror is entitled (gekocht maar niet geleverd), represents at least 95% of all Ziggo ordinary shares issued and outstanding as of the Acceptance Closing Date (geplaatst en uitstaand kapitaal) (excluding shares held by Ziggo), on a fully-diluted basis, which will be reduced to 80% if the resolutions relating to the Asset Sale and Liquidation (as defined and described in the Offer Memorandum and the Prospectus/Offer to Exchange) have been adopted at the Extraordinary General Meeting of Ziggo shareholders and are in full force and effect. A more detailed discussion of the Offer Conditions is contained in the Offer Memorandum and the Prospectus/Offer to Exchange.

We enclose herewith copies of the Prospectus/Offer to Exchange. WE URGE YOU TO FORWARD TO YOUR CLIENTS IN THE UNITED STATES FOR WHOM YOU HOLD ZIGGO ORDINARY SHARES A COPY OF THE ENCLOSED PROSPECTUS/OFFER TO EXCHANGE AS PROMPTLY AS POSSIBLE. THE OFFER PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:40 P.M. CET (11:40 A.M. EST) ON SEPTEMBER 10, 2014, UNLESS THE OFFER IS EXTENDED BY THE OFFEROR. The last day of the Offer, as it may be extended, is referred to as the “Acceptance Closing Date.”

The Offeror will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the Prospectus/Offer to Exchange to your US clients.

If the Offeror declares the Offer unconditional (gestand wordt gedaan), Ziggo shareholders who have validly tendered (or defectively tendered provided that such defect has been waived by the Offeror, or cured) and transferred (geleverd) their Ziggo ordinary shares for acceptance pursuant to the Offer on or prior to the Acceptance Closing Date will be paid within five Dutch business days following the date the Offer is declared unconditional the Offer Consideration in respect of each tendered Ziggo ordinary share. Settlement will only take place if the Offer is declared unconditional (gestand wordt gedaan).

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the information agent, Georgeson, at:

Westplein 11, 3016 BM, Rotterdam, Netherlands

480 Washington Boulevard, 26th Floor, Jersey City, NJ 07310 USA

Toll-Free Number for European Retail Shareholders: 00 800 3814 3814

European Bank and Broker Helpline: +44 (0) 870 703 6357

Toll-Free Number for Institutional and U.S. Shareholders: (877) 507-1756

Email: ziggo@georgeson.com

Very truly yours,

GEORGESON

ENCLOSURES

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF LGE HOLDCO VII B.V., LIBERTY GLOBAL PLC, THE INFORMATION AGENT, THE EXCHANGE AGENT, OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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